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                                                                   EXHIBIT 10.13

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                               BIOPURE CORPORATION
                                AGENCY AGREEMENT

      This "Agency" Agreement is made as of March 29, 1999, by and between Biopure Corporation, a Delaware corporation (the "Company") and the Agent named on the signature page hereof (the "Agent").

      WHEREAS, the Company is preparing to manufacture and sell Oxyglobin(R) brand veterinary products ("Products") enumerated on the Company's veterinary products agency price list (Exhibit A)(as such list may be changed by the Company from time to time, the "Price List"); and

      WHEREAS, the Agent and the Company wish to enter into an arrangement wherein the Agent would promote, sell, and collect payment for, such Products for the Company as a representative ("Agent") of the Company within the United States of America to duly licensed veterinarians (the "Customers") on the terms provided herein;

      NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the parties hereby agree as follows:

                         1. APPOINTMENT AND ACCEPTANCE.

      1.1. Appointment. Subject to the terms and conditions of this Agreement, the Company hereby appoints the Agent, and the Agent hereby accepts appointment, as an authorized distributor agent within the Territory, (Territory as outlined in section 1.2), for the promotion, sale and collection of payment for, the Products to Customers. The Company has appointed a limited number of Agents; however, the Company retains the right to itself, and/or appoint others to, promote, sell, and collect payment for, and distribute, the Products to Customers in the Territory.

      1.2. Territory. The Territory is defined as that geographical area in which said Agent is represented by a full time field sales representative, and of which assigned Distributor agrees to be responsible for mutually agreed upon quarterly and annual sales objectives as described in the "Business Plan". Compensation by the Company to the Agent will be limited to the area stated as follows:

      The 48 Continental United States (including DC) plus Alaska
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No compensation will be earned by the Agent for sales generated from customers in geographical areas not indicated in this section 1.2.

      1.3. Business Plan. The Company and the Agent will jointly develop a written business plan for the promotion, distribution and sale of the Products to Customers in the Territory for each year (Nov 1 - Oct 31) during the term of this Agreement (a "Contract Year") and, on a nonbinding preliminary basis, for the next succeeding Contract Year (a "Business Plan"). Each Business Plan will include, among other things, sales and marketing strategies, advertising and promotion plans, financial projections (including projected sales, expenses and other customary items) and Agent performance criteria (including, but not limited to, market penetration, sales promotion execution, Product availability/accessibility and trade support). In the event of any conflict between this Agreement and a Business Plan, this Agreement will govern. The Business Plan relating to Contract Year ending Oct 31, 1999 will be agreed upon at least thirty (30) days after the Agent Launch Date (as defined below) or at a mutually agreed upon date and location. The Business Plan relating to all Contract Years thereafter will be agreed upon not less than sixty (60) days (or at a mutually agreed upon date and location) prior to the start of the Contract Year to which it relates. The Company and the Agent will negotiate the terms and conditions of each Business Plan in good faith, using their respective best efforts to agree upon such terms and conditions. The parties will review each then-current Business Plan quarterly and update such Business Plan from time to time as may be mutually agreed upon in writing. For purposes of this Agreement, "Agent Launch Date" means the date specified by the Company to the Agent in writing upon which the Agent is to begin promotion, sale, and collection of payment for, the Products to Customers in the Territory (which date is currently anticipated to be March 29, 1999).

      1.4. Agent Obligations. Except as otherwise expressly provided in the Business Plan, the Agent will at its sole expense:

            (a) meet the Agent's performance criteria set forth in the Business Plan;

            (b) use its reasonable best efforts to market and promote the sale of the Products to Customers throughout those portions of the Territory in which the Agent has field sales representatives on and after the Agent Launch Date, through direct sales calls, advertising and other appropriate means (all such marketing and promotional activities to be in accordance with the Business Plan or as otherwise expressly proposed by the Agent and approved in writing by the Company);
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            (c) immediately forward to the Company's Technical Service
      Department for response, in accordance with any procedures described in the Business Plan and in a mutually agreed upon format, (i) all complaints and inquiries relating to the Products (including, but not limited to, Product safety, quality and packaging, Customer satisfaction and Customer services) received by the Agent from Customers and consumers within the Territory except inquiries relating solely to Product availability, pricing, billing and/or delivery and (ii) all other inquiries relating to the Products received by the Agent from outside the Territory;

            (d) maintain a suitable staff in the Territory to enable the Agent for the proper promotion, sale, and merchandising of the Products and for seeking to assure Customer and consumer satisfaction with the Products;

            (e) not solicit or accept orders for the Products other than from Customers within the Territory after the Agent Launch Date; and not knowingly, or knowingly permit others to, distribute or resell Products outside the Territory or for end use by other than duly licensed veterinarians;

            (f) meet with the Company at least once each quarter (starting with the quarter in which the Agent Launch Date occurs), at a mutually agreeable time and place to discuss and review the Agent's activities hereunder, at which meeting the Agent will make available to the Company information concerning the Agent's sale and marketing of the Products in the Territory during the quarter and year-to-date, such information to include details of sales efforts, Product sales volume and such other information as may be mutually agreed upon in each Business Plan;

            (g) at least thirty (30) days prior to use or distribution of any sales, promotion or training materials relating to the Products (other than materials provided to the Agent by the Company for such purpose), submit such materials to the Company for review, give due consideration to any comments received from the Company with respect to such materials, and not use or distribute any such materials without the express prior written consent of the Company (which consent will not be unreasonably withheld or delayed); and

            (h) make all field sales personnel of the Agent available for at least four (4) hours, and telesales personnel available for at least one
      (1) hour, of initial Products sales and marketing training by the Company, and for such supplemental training by the Company as the Company may deem appropriate from time to time, in each case, at such times and locations as may be mutually agreed upon by the Company and the Agent.
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            (i) make all field sales representatives of the Agent available to work with field sales representatives of the Company at least two (2) full business days per agreement year.

            (j) maintain sales and promotion of the Company's Products so as to meet or exceed the previous years annual sales within the same competitive environment.

            (k) cooperate and participate in any national or area promotional program offered by the company for any Products covered by this agreement.

            (l) follow the Company's credit policy (See Paragraph 2.3 Payment Terms) or program terms promptly in payment of goods shipped to the Customer. Product(s) shipped to the Customer will be billed to the Agent at the price stated on a current price list or according to the current price program minus a ten (10) percent discount as outlined in Paragraph 1.5(d). It is the responsibility of the Agent to evaluate the credit worthiness of the Customer. Upon transmitting an order for shipment to the Company, the Agent accepts full responsibility for payment of the product from the Customer.

            (m) transmit all orders, taken from the Customer for Product(s), a minimum of once daily basis, by either fax, electronic mail, or other agreed upon means of transmission so as to afford the Company time to process and ship said orders in an expediant manner.

            (n) sell products only at the Company's current stated list or promotional price.

      1.5 Company Obligations. Except as otherwise expressly provided in the Business Plan, the Company will at its sole expense:

            (a) use its reasonable best efforts to fill and ship all accepted orders for Products received from the Agent on a daily basis so as to be shipped no later than the next business day. Orders received on Fridays or the day before holidays will not be shipped until the next business day unless special arrangements have been made at the customers expense. The Company will supply a list confirming such order shipments to the Agent by the end of the next business day. If orders exceed the available inventory levels, the Company will use reasonable efforts to inform the Agent and ship the remaining inventory in a manner that the Company deems as being fair and equitable. If product becomes available during a backorder, the Company will ship orders on a first-come, first-serve basis, but can, at its
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      own discretion, give partial shipments to large orders. In no event will the Company be obligated to provide Products to the Agent in excess of one hundred and twenty percent (120%) of any maximum quantity specified in the applicable Business Plan;

            (b) provide to the Agent's field sales personnel at least four (4) hours of initial Products sales and marketing training, and Agent telesales personnel at least one (1) hour of initial Product sales and marketing training, and such supplemental training, if any, as the Company may deem appropriate, in each case, at such times and locations as may be mutually agreed upon by the Company and the Agent.

            (c) supply such literature, ad reprints and other promotional aids and furnish Agent with other information that in the opinion of the Company may be helpful in the sale of listed Product(s).

            (d) compensate the Agent through a discount of eight (8) percent off of the current price of the Product times the total monthly units shipped at that price to the Customer in the Agent's Territory excluding any taxes, and/or shipping and handling charges incurred by the Company. The Company will compensate the Agent an additional two (2) percent through a discount off of the current price or promotional price of the Product times the total monthly units shipped at that price to the Customer excluding any taxes, and/or shipping and handling charges incurred by the Company, so as to compensate the Agent's sales representatives. Therefore, a total of ten (10) percent discount off of the current price list or promotional price times the total monthly units shipped at that price to the Customer will be applied as payment for services from the Agent including, but not limited to, the promotion, sales, and collection of payment from the Customer for Product shipped by the Company. In addition the Company will compensate the Agent quarterly an additional two (2) percent commission (incentive), exclusive of taxes, and /or shipping and handling charges incurred by the Company, based upon the attainment of mutually agreed upon quarterly goals. One (1) percent of this incentive is additional compensation for the Agent, and one (1) percent is for additional compensation of the Agency sales force. In the event the Agent fails to achieve these goals during any given quarter yet is able to achieve the overall annual goals, then the Agent will receive the incentive commission for that quarter at the conclusion of the fiscal year. These goals are outlined in exhibit B.

            (e) will replace, any unit of Product to the Customer which has outdated (provided the Product is not outdated more than ninety (90) days) with equal Product.
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                         2. PRODUCTS PURCHASE AND SALE.

      2.1. Orders. Each order for Products taken by the Agent from the Customer will be subject to acceptance by the Company and will not be binding upon the Company unless and until so accepted. The Company reserves the right, in its sole discretion, to accept or reject, in whole or in part, any Product order. All orders will be shipped to the Customer in minimum quantities of one box (two
(2) bags).

      2.2. Prices. Prices for the Products will be as set forth on the Price List. The current Price List is attached hereto as Exhibit A. Any deviation from current pricing as indicated by the Company is a violation of this contract. All prices are F.O.B. the Customer's facility and are exclusive of any federal, state or local sales, use, privilege, excise or similar taxes or duties levied upon any party. The Company will give the Agent at least ten (10) days prior written notice of any price change. In the event of a price change, orders will be invoiced at the prices in effect at the time of the Company's receipt of the order.

      2.3. Payment Terms. Terms of payment by the Agent to the Company for Products shipped to the Customer will be net thirty (30) days from the date of statement unless the Agent chooses to pay the Company via electronic funds transfer in which case the terms of payment will be net forty-five (45) days. All payments will be made in United States Dollars without set-off or counterclaim, free and clear of (and without deduction for) any taxes, duties, charges, withholdings, restrictions or conditions of any nature imposed or levied by any political, taxing or other authority.

      2.4. Taxes. The Customer will bear all taxes and duties which may be levied with respect to the purchase of the Products by the Agent (excluding any taxes on the Company's income therefrom), and the Company will bear all taxes and duties which shall be levied upon any of the Products if incidental to the Company's production of such Product or any component thereof. The Company will supply the Agent with such reasonable and necessary documents as may be required to carry out these provisions.

      2.5. Claims. Any claim for shortage in Product delivery must be made within ten (10) business days after the Customer's receipt of shipment. See attachment "C", "General Information", for specific sales, shipping, and return policies.

      2.6. Warranty. The Company hereby warrants that all Products sold to the Customer hereunder, at the time of shipment to the Customer, (a) will be merchantable and of generally commercially salable quality; and (b) will have a then remaining shelf life of at least twelve (12) months. The Company further
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warrants that the Products have been manufactured, labeled and packaged, and when in the Company's possession or under its control, have been handled, stored and shipped, in compliance with all applicable federal, state and local laws. The Customer's exclusive remedy for a breach of any of the foregoing warranties will be the replacement, at the delivery point thereof, freight prepaid, of any Product furnished hereunder that fails to meet the foregoing standards. In no event will the Company be liable for incidental or consequential damages. All claims by the Customer and/or Agent under this Paragraph 2.6 must be submitted in accordance with the Company's published bulletins concerning such claims, as such bulletins may be amended by the Company from time to time and furnished to the Agent.

      THE COMPANY MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTIES RELATING TO THE PRODUCTS, WHETHER EXPRESS OR IMPLIED, OTHER THAN THE WARRANTIES EXPRESSED IN THIS PARAGRAPH 2.6. ANY STATEMENTS MADE BY REPRESENTATIVES OF THE COMPANY WITH RESPECT TO THE PRODUCTS DO NOT CONSTITUTE WARRANTIES AND SHOULD NOT BE RELIED UPON BY THE AGENT.
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                                  3. COVENANTS.

      3.1. Purchaser Guarantees, Instructions. The Agent will not furnish to any purchaser or user of the Products, or to any other third party, any guarantee or warranty with respect to the Products or any instructions for their use or maintenance, except as expressly approved in writing by the Company or as expressly stated on the Products' labeling and/or in materials provided by the Company to the Agent for such purpose.

      3.2. Trademarks. The Agent will promote and sell the Products to Customers in the Territory only under such trademarks, copyrights, brand names and product names as the Company may have registered, or as the Company has otherwise requested be used on or in respect of Products sold within the Territory (together, the "Trademarks"). The Agent will use the Trademarks only in such fashion as has been expressly authorized by the Company in writing. Such use will not give the Agent any interest in the Trademarks, except the right to display the Trademarks as expressly provided herein. The Agent will not use any Trademark in connection with any products other than the Products. Upon the expiration or any termination of this Agreement, the Agent will immediately cease all use of the Trademarks.

      3.3. Insurance. The Company and the Agent will each maintain, at their own expense, insurance with reputable insurers, such insurance to be in such form and amounts as are customary in the case of entities of established reputation engaged in the same or similar businesses and similarly situated, provided that such insurance will in any event include commercial general liability and umbrella liability insurance (including product liability coverage) for property damage, bodily injury and personal injury in an amount not less than Five Million Dollars ($5,000,000) combined single amount per occurrence and in the aggregate. Each such liability insurance policy of the Agent will name the Company (as its interest may appear) as an additional insured under the policy and provide for at least thirty (30) days prior written notice to the Company of any cancellation, modification or amendment of the policy. Each product liability insurance policy of the Company will name the Agent (as its interest may appear) as an additional insured under the policy and provide for at least thirty (30) days prior written notice to the Agent of any cancellation, modification, or amendment of this policy. Each party will furnish to the other upon request a Certificate of Insurance or other documentation reasonably satisfactory to the other evidencing compliance with this Paragraph 3.3.
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      3.4. Notice of Certain Events. The Agent will promptly notify the Company in the event the Agent becomes aware of any of the following events: alleged infringement of the Trademarks by any third party; alleged infringement of the trademark or proprietary rights of others in connection with actions taken hereunder; liability claims relating to the Products and any other event that may reasonably be expected to have a material adverse effect upon the sale or distribution of the Products in the Territory.

      3.5. Indemnification.

            (a) Subject to Subparagraph (c) below, the Agent will indemnify the Company (and its officers, directors, employees, agents and affiliates) and hold it (and them) harmless from and against all loss, damage, liability, cost or expense of any nature whatsoever, including, without limitation, any and all reasonable attorneys fees and court costs (together, a "Loss"), arising out of or in connection with (i) the inaccuracy or breach of any representation, warranty or obligation of the Agent hereunder and/or (ii) the activities of the Agent in connection with the promotion, sale or collection of payment of the Products in violation of this Agreement, law or any other duty or obligation of the Agent. In no way should the Agent be liable for incidental or consequential damages.

            (b) Subject to Subparagraph (c) below, the Company will indemnify the Agent (and its officers, directors, employees, agents and affiliates) and hold it (and them) harmless from and against any Loss arising out of or in connection with the inaccuracy or breach of any representation, warranty or obligation of the Company hereunder.

            (c) Each party (the "Notifying Party") will promptly notify the other party (the "Indemnifying Party") of the existence of any third party claim, demand or other action giving rise to a claim for indemnification under this Paragraph 3.5 (a "Third Party Claim") and will give the Indemnifying Party a reasonable opportunity to defend the same at its own expense and with its own counsel provided that the Notifying Party will at all times have the right to participate in such defense at its own expense. If, within thirty (30) days after receipt of a notice of a Third Party Claim the Indemnifying Party fails to undertake to so defend, the Notifying Party will have the right, but not the obligation, to defend and to compromise or settle (exercising reasonable business judgment) the
      Third Party Claim for the account and at the risk and expense of the Indemnifying Party subject to the Indemnifying Party's prior written approval (such approval not to be unreasonably withheld or delayed). Each party will make available to the other, at the other's reasonable expense, such information and assistance as
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      the other may reasonably request in connection with the defense of a Third
      Party Claim.

      3.6. Assistance with Claims. Subject to Paragraph 3.5 hereof, each party will, at the request and expense of the other, furnish such reasonable assistance as may be required to enable the other party to defend itself against third party claims threatened or filed in connection with the manufacture, distribution, sale or use of the Products.

      3.7. Confidential Information and Publicity. From time to time during the term of this Agreement either party may disclose or make available to the other Confidential Information (as defined below) in connection with activities contemplated hereunder. Except as may be required by law or as may be reasonably necessary to enforce rights hereunder, each party agrees that during the term of this Agreement and thereafter (a) it will use Confidential Information belonging to the other solely for the purpose(s) of this Agreement and (b) it will not disclose Confidential Information belonging to the other to any third party (other than its employees and/or consultants reasonably requiring such Confidential Information for purposes of this Agreement who are bound by obligations of nondisclosure and limited use at least as stringent as those contained herein) without the express prior written consent of the disclosing party. Each party further agrees that except as reasonably necessary for performance hereunder or otherwise expressly required by law, it will not publicly announce or otherwise disclose any of the terms and conditions of this Agreement without the express prior written consent of the other. Except as may be otherwise expressly provided in the Business Plan, or as may be required by law or reasonably necessary to enforce rights hereunder, neither party will use the name of the other in any advertising, promotional or sales materials relating to the Products, in any press release, or in any other manner whatsoever without the express prior written consent of the other. Each party will promptly return to the other upon request any Confidential Information of the other party then in its possession or under its control. The provisions of this Paragraph 3.7 will survive the expiration or any termination of this Agreement. For purposes of this Agreement, "Confidential Information" means, with respect to either party, any and all information (including, but not limited to, financial data and information concerning products, customers and business operations) in any form belonging to such party except information which at the relevant time is (a) known to the public through no act or omission in violation of this Agreement, (b) furnished to the receiving party by a third party having the lawful right to do so, (c) known to the receiving party prior to disclosure hereunder (as established by written documentation thereof) or (d) independently developed by the receiving party without reference to the Confidential Information.
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                            4. TERM AND TERMINATION.

      4.1. Term. This Agreement will become effective as of the date first written above and will continue in effect thereafter until terminated pursuant to Paragraph 4.2 below.

      4.2. Termination. This Agreement may be terminated as follows:

            (a) In the event that either party fails in any material respect to observe or perform any of its obligations under this Agreement (with respect to the Agent, including but not limited to Agent performance criteria set forth in each Business Plan), which failure is not remedied within thirty (30) days (or, in the case of payments due, within five (5) business days), after receipt of written notice from the other party specifying such failure, this Agreement shall automatically terminate.

            (b) In the event of any material change in the organization, ownership, management or control of the business of the Agent, the Company may, at its option, terminate this Agreement upon giving written notice of termination to the Agent. The Agent will promptly advise the Company in writing of any event described in this Paragraph 4.2(b).

            (c) Either party may, at its option, terminate this Agreement without cause, effective at any time after January 31, 1999, upon giving at least ninety (90) days prior written notice of such termination to the other party.

            (d) If after exercise of good faith efforts, the parties fail to timely agree upon a Business Plan for any Contract Year before the start of such year (with respect to the Business Plan for Contract Year ending October 31, 1999, at least thirty (30) days or on a mutually agreed upon date after the Agent Launch Date), this Agreement may be terminated by either party upon giving at least thirty (30) days prior written notice of such termination to the other party.

            (e) In the event of any publicity concerning the Agent which the Company reasonably believes to have a material adverse affect upon the status or reputation of the Agent and/or the Products, the Company may, at its option, terminate this Agreement upon giving at least five (5) days prior written notice of such termination to the Agent.

            (f) In the event the Company terminates, sells or otherwise transfers its veterinary products business in its entirety, the Company may
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      terminate this Agreement upon giving at least ninety (90) days prior written notice of such termination to the Agent.

      4.3. Effect of Termination. Upon the termination of this Agreement for any reason:

            (a) the Agent will immediately discontinue making any representations regarding its status as an agent for the Company and will immediately cease conducting any activities with respect to the promotion, sale or distribution of the Products;

            (b) all amounts owed by either party to the other will become immediately due and payable as indicated in section 2.3;

            (c) any then unfulfilled Product orders hereunder may be completed by the Company or transferred to another Agent in the Company's discretion. Any termination of this Agreement will be without prejudice to the settlement of the rights created and obligations incurred hereunder prior to the time of such termination. In no event will either party be liable for special or consequential damages arising out of the breach or the termination of this Agreement. The provisions of this Paragraph 4.3 and of Paragraphs 3.5, 3.6, and 3.7 will survive the termination of this Agreement.

                                5. MISCELLANEOUS.

      5.1. Notices. All notices and other communications between the parties given pursuant to this Agreement will be deemed to have been sufficiently given when delivered by personal service or sent by recognized overnight courier service, telecommunication or registered U.S. Mail to the recipient at the address indicated on the signature page hereof. All such communications will be deemed effective on the earlier of (a) actual receipt or (b) if sent by courier service, on the next business day following the date delivered to the courier service (the courier service's receipt being evidence of the date of such delivery), or (c) if sent by telecommunication on the next business date (subject to confirmation of receipt in complete readable form), or (d) if sent by registered U.S. Mail, five (5) business days after delivery to the U.S. Postal Service, postage prepaid. Either party may give to the other written notice of change of address, in which event any communication will thereafter be given to such party at such changed address.

      5.2. Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
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Neither party will not assign or otherwise transfer any of its rights or obligations under this Agreement without the express prior written consent of the other party.

      5.3. Waivers. Any waiver by either party of any rights arising from a breach of any covenants or conditions of this Agreement must be in writing and will not be construed as a continuing waiver of other breaches of the same nature or other covenants or conditions of this Agreement.

      5.4. Relationship of Parties This Agreement is not intended to create, nor should it be construed as creating, a joint venture, partnership or similar relationship between the parties. The Agent will act solely as an independent agent and will have no right to bind the Company in any way or to represent that the Company is in any way responsible for any acts or omissions of the Agent.

      5.5. Force Majeure. Notwithstanding any other provision of this Agreement, if either the Company or the Agent is delayed in or prevented from fulfilling any of its obligations hereunder by reason of any cause beyond its reasonable control (including, but not limited to acts of God, fire, third party strike, flood, delay of transportation or inability to obtain necessary raw materials through normal commercial channels), then that party will not be liable under this Agreement for damages resulting from such delay or failure. Each party will promptly notify the other upon becoming aware of the occurrence of any such cause and will use its reasonable best efforts to minimize any resulting delay in or interference with the performance of its obligations hereunder.

      5.6. Governing Law; Jurisdiction. This Agreement and all related business transactions will be governed by the laws of the Commonwealth of Massachusetts (without reference to principles of conflicts or choice of law which would cause the application of the internal laws of any other jurisdiction). The courts of or in the Commonwealth of Massachusetts will have nonexclusive jurisdiction over any disputes hereunder. Service of any action or proceeding in any such courts by either party may be made upon the other by registered mail, return receipt requested, at its address given herein.

      5.7. Amendments. Neither this Agreement nor any provision hereof may be amended except by a writing duly signed on behalf of each party.

      5.8. Remedies. All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately. The exercise of one remedy will not be deemed an election of such remedy to the exclusion of other remedies.

      5.9. Severability. In the event any provision of this Agreement, in whole or in part, is invalid, unenforceable or in conflict with the applicable laws or
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regulations of any jurisdiction, such provision will be replaced, to the extent possible, with a provision which accomplishes the original business purposes of the provision in a valid and enforceable manner, and the remainder of this Agreement will remain unaffected and in full force provided, however, that if without such invalid or unenforceable provision the fundamental mutual objectives of the parties cannot be achieved, either party may terminate this Agreement without penalty by written notice to the other.

      5.10. Interest. Any overdue amounts payable hereunder will bear interest, payable on demand (whether before or after judgment), from due date to date of payment, at an annual rate of two percent (2%) above the prime rate of Citibank, N.A. in effect on the due date or, if lower, the maximum rate permitted by applicable law.

      5.11. Miscellaneous. Each party will bear its own expenses in connection with the negotiation, preparation and execution of this Agreement. The headings of the paragraphs and subparagraphs of this Agreement have been added for the convenience of the parties and are not be deemed a part hereof. This Agreement may be executed in any number of counterparts, all of which together constitute a single agreement. In proving this Agreement, it will not be necessary to produce or account for more than one counterpart signed by the party with respect to which proof is sought. This Agreement is the sole understanding and agreement of the parties with respect to its subject matter and supersedes all other such prior or contemporaneous oral and written agreements and understandings.

      Signed, sealed and delivered by a duly authorized representative of each party hereto as of the date first written above.

THE BUTLER COMPANY                         BIOPURE CORPORATION


By:                                        By:
   --------------------------------            --------------------------------
                                               Andrew W. Wright,
Title:                                         Vice President, Veterinary
      -----------------------------            Products

Address:                                   Address: 11 Hurley Street
        ---------------------------                 Cambridge, MA 02141
                                                    Telecopy No.: (617) 234-6507
        ---------------------------

        ---------------------------

                                                                       EXHIBIT A

                               BIOPURE CORPORATION

                     Oxyglobin(R) Brand Products Price List
                      (Introductory Promotional Pricing*)

   Each Box contains two 125 ml bags of Oxyglobin(R) Brand Veterinary Product.

                               Retail Price          Retail Price Per Bag
                               ------------          --------------------
   1 Box of 2 Bags               $279.90                   $139.95
   2 Boxes of 2 Bags             $499.80                   $124.95
   3 Boxes of 2 Bags             $749.70                   $124.95
   4 Boxes of 2 Bags             $999.60                   $124.95
   5 Boxes of 2 Bags            $1099.50                   $109.95

----------

      *May be changed with 30 days written notice.

                                                   Effective Date:
                                                   January 5, 1999

                                    EXHIBIT B

                           OXYGLOBIN(R) BUSINESS PLAN
                                FISCAL YEAR 1999
                       (Nov 1, 1998 through Oct 31, 1999)

AGENT: THE BUTLER COMPANY                                   FY: 1999

                                 QUARTERLY GOALS

1st Quarter (Nov 1 - Jan 31):                       N/A    units

2nd Quarter (Feb 1 - Apr 30):                      3,500   units

3rd Quarter (May 1 - Jul 31):                      7,000   units

4th Quarter (Aug 1 - Oct 31):                      8,400   units

Fiscal Year Total:                                18,900   units

      Unit = 1 Bag of Oxyglobin Solution 125 ml

                             PROMOTIONAL ACTIVITIES

Sales Meetings: Anticipated Dates ______________________________________________

________________________________________________________________________________

________________________________________________________________________________

Ride Withs (# Per Quarter)  1st Qtr ____________

                            2nd Qtr ____________

                            3rd Qtr ____________

                            4th Qtr ____________

                     Total for Year ____________

Conferences with Display of Biopure Product:____________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Agent Monthly Flyer, Catalog, Other ____________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Other Activities (Dinner Meeting Support, Advertising, Mailings, etc)___________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

THE BUTLER COMPANY:                             BIOPURE CORPORATION:


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Name                                            Name

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Title                                           Title

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Date                                            Date